EXHIBIT 10.34

FIRST AMENDMENT
TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT ( the "Amendment" ) , made and entered into as of the 11th day of December, 2003 , by and between ATLANTA PARKWAY INVESTMENT GROUP, INC. , a Delaware corporation (hereinafter referred to as " Landlord ") , and MATR1A HEALTHCARE, INC., a Delaware corporation (hereinafter referred to as " Tenant "), successor-by - merger to Healthdyne, Inc., a Georgia corporation.

W I T N E S S E T H :

WHEREAS , Landlord and Tenant entered into that certain One Parkway Center Lease Agreement, dated November 1 , 2002 (the " Lease "), relating to certain premises consisting of approximately 110,931 square feet of Rentable Area located at 1850 Parkway Place , Marietta , Georgia (the " Premises "), as more fully described in said Lease Agreement, upon the terms and conditions more particularly set forth therein; and

WHEREAS , Landlord and Tenant desire the amend the Lease to modify the square footage of Rentable Area of the Premises and in certain other respects.
NOW, THEREFORE , for and in consideration of the premises and the sum of TEN AND NO / 100 DOLLARS ($10.00) and other good and valuable consideration, the receipt , adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby covenant and agree as follows:

1.    Definitions . The Lease is hereby modified as provided below. All capitalized terms used in this Amendment which are not defined herein shall have the meanings ascribed to such terms in the Lease. All references in the Lease, or in this Amendment to "the Lease" or "this Lease" shall be deemed references to the Lease as amended by this Amendment.

2.    Tenant Improvement Agreement . From and after the date hereof, Section 3.02(a) of the Tenant Improvement Agreement (Exhibit "B" to the Lease) shall be deleted in its entirety and the following inserted in lieu thereof:

"Section 3.02. Landlord’s Allowance for Tenant Improvement Costs.

(a)    Landlord shall pay the Tenant Improvement Costs up to, but not exceeding $16.00 per square foot of Rentable Area in the New Space exclusive of the Conference Room, or $1,104.528.00 based upon 69,033 square feet of Rentable Area in the New Space exclusive of the Conference Room which contains 4,800 square feet (the " Landlord’s Allowance for Tenant Improvement Costs "). A minimum of $55 2 ,264.00 (based on $8.00 per square foot of rentable area in the New Space exclusive of the Conference Room) of the Landlord’s Allowance for Tenant Improvement Costs must be expended on permanent and semi-permanent finishes and improvements to the New Space exclusive of the Conference Room, space planning, architectural design, construction drawings preparation, construction-related fees, and permits. The remainder of Landlord’s Allowance for Tenant Improvement Costs may be utilized by Tenant for cabling and wiring of the New Space, moving expenses incurred by Tenant in connection with the contraction and expansion of the Premises as contemplated by this Lease, and any unused portion may be utilized by Tenant as a credit against Base Rental due under the Lease after such time as Landlord has completed construction of the Tenant Improvements; provided, however, that the maximum amount that may be utilized by Tenant as a credit against Base Rental hereunder shall be the sum of $4.00 per square foot of rentable area in the New Space exclusive of the Conference Room, or $276,132.00 based on 69,033 square feet of rentable area in the New Space exclusive of the Conference Room. For purposes of applying the credit against Base Rental referenced in the previous sentence, Tenant shall be entitled to apply such credit to the Base Rental next coming due for the first month or months immediately after the month in which Landlord and Tenant have executed the Tenant Acceptance Agreement with respect to the New Space as contemplated by this Lease. Any such amounts utilized by Tenant as a credit against Base Rental shall be considered "Excused Rent" pursuant to Paragraph 6 of the Special Stipulations of this Lease. The remainder of Landlord’s Allowance for Tenant Improvement Costs not utilized by Tenant pursuant to this Section 1.04(b) shall be retained by Landlord. All improvements made from concrete slab to concrete deck shall be deducted from this allowance."

2.    Special Stipulations . From and after the date hereof, the Special Stipulations attached to the Lease shall be deleted in their entirety, and the Special Stipulations attached hereto and incorporated by referenced herein shall be inserted in lieu thereof, and shall be deemed the Special Stipulations for all purposes under the Lease.

3.    Exhibit "A-1" . From and after the date hereof, Exhibit "A-1," as referenced in Paragraph 2 of the Special Stipulations to the Lease, shall be deleted in its entirety and Exhibit "A-1" attached hereto and incorporated by reference herein, shall be inserted in lieu thereof, and shall be deemed Exhibit "A-l" for all purposes under the Lease.

4.    Exhibit "B-1" . From and after the date hereof, Exhibit "B-1 , " as referenced in Paragraph 9 of the Special Stipulations to the Lease, shall be deleted in its entirety and Exhibit "B-1" attached hereto and incorporated by reference herein, shall be inserted in lieu thereof, and shall be deemed Exhibit "B-1" for all purposes under the Lease.

5.    C onference Room . From and after the date hereof, all references in the Lease and any and all attachments thereto to the "Conference Room" shall be deemed to mean that certain 4,800 square feet of Rentable Area located on the 6th Floor of the Building as shown on Exhibit "D" attached hereto and incorporated herein by reference.

6 .    Tenant Acceptance Agreement . From and after the date hereof, the Tenant Acceptance Agreement attached as Exhibit "C" to the Lease is hereby deleted in its entirety and the attached Exhibit "C" is hereby inserted in lieu thereof.

7.    Miscellaneous . Except as expressly modified herein, the Lease shall remain in full force and effect. Landlord and Tenant do hereby ratify and confirm the terms and conditions of the Lease, as amended by this Amendment. In the event of any conflict between the terms of this Amendment and the terms of the Lease, as amended, the terms of this Amendment shall govern and control. This Amendment constitutes and contains the sole and entire agreement of Landlord and Tenant with respect to the subject matter hereof and no prior or contemporaneous oral or written representations or agreements between the parties and affecting the subject matter hereof shall have any force or effect. This Amendment shall be binding upon the executors, administrators, heirs, successors and assigns of Landlord and Tenant, to the extent permitted under the Lease. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia. Time is of the essence of all of the provisions hereof of which time is a factor.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed by their duly authorized officers or representatives as of the day and year first above written.

LANDLORD :

ATLANTA PARKWAY INVESTMENT GROUP, INC., a Delaware corporation

By:	/s/ Paul C. Chapman
Paul C. Chapman
Title Executive Vice Presidemt

TENANT:

MATRIA HEALTHCARE, INC., a Delaware corporation

By:	/s/ Parker H. Petit
Parker H. Petit
Title Chairman and CEO

Attest:	By:	/s/ Robert L. McCaw
Roberta L. McCaw
Title VP, Legal Counsel

SPECIAL STIPULATIONS

THESE SPECIAL STIPULATIONS are attached to and made a part of that certain ONE PARKWAY CENTER LEASE AGREEMENT between ATLANTA PARKWAY INVESTMENT GROUP, INC., as Landlord, and MATRIA HEALTHCARE, INC., as Tenant, which is hereby incorporated herein by this reference (the "Lease"). In the event of conflict between the below special stipulations and the Lease, the special stipulations shall govern and control. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Lease.

1.    Prior Lease . This Lease constitutes an amendment and a restatement in its entirety of that certain Lease Agreement between LaSalle Fund III and Healthdyne, Inc., dated May 19, 1988, as amended by instruments dated August 23, 1990, November 15, 1991, August 28, 1992, January 19, 1993, March 5, 1993, August 16, 1993, February 7, 1994, June 1, 1996, July 1, 1996, October 30, 1998, August 8, 2000, and November 1. 2002 (said Lease Agreement, as so amended, is herein referred to as the "Prior Lease"). This Lease has been entered into by Landlord and Tenant as a convenience to said parties in order to consolidate all the terms and provisions of the Prior Lease into one document. Landlord and Tenant have each reviewed this Lease and confirm, each to the other, that this Lease contains all of the terms and provisions of the Prior Lease which are in effect as of the date hereof except to the extent modified by this Lease. Accordingly, from and after the date hereof, Landlord and Tenant agree to be bound by the terms and provisions of this Lease for the period commencing on the date hereof, and not by the terms and provisions of the Prior Lease. Notwithstanding the foregoing, nothing contained herein is intended to release either Landlord or Tenant from any liability or obligation (including any warranty, representation, certification, statement or acknowledgment) which were made or had accrued under the Prior Lease (including indemnification obligations regarding brokerage) for any period prior to the date hereof, the effective date of this Lease. Further, anything to the contrary in this Lease notwithstanding, the execution and delivery of this Lease by Landlord shall not under any circumstances be deemed an assumption by Landlord of any obligations or liabilities of any predecessor landlords to Tenant (or any of its predecessor tenants) under or arising out of the Prior Lease. In addition to the foregoing, Landlord and Tenant acknowledge that they have entered into that certain Antenna License Agreement, dated as of March 5, 1997, which has been amended by First Amendment to Antenna License Agreement, dated November 1, 2002, and that such Agreement, as amended, shall survive the execution and delivery of this Lease.

2.    Contraction and Expansion of Premises . Effective as of March 1, 2003 (the "Contraction Date"), the Premises shall be contracted and expanded to consist solely of the space described below consisting of approximately 73,833 rentable square feet (the "New Space"), which New Space is more particularly depicted on the floor plan attached hereto as Exhibit "A-1" which is incorporated herein and by this reference made a part hereof. Landlord and Tenant acknowledge that the space being added, as a result of this Agreement, to the Premises effective on the Contraction Date is the conference room space on the 6th floor, consisting of 4,800 square feet or Rentable Area (the "Conference Room"). Accordingly, effective on the Contraction Date and subject to the foregoing, the Premises shall consist of the following:

Floor/Suite	Square Feet of Rentable Area
12 (all)	20,211
11 (all)	20,265
10/Suite 1000	3,340
9/Suite 900	9,806
6 (all) (including 4,800 square foot Conference Room)	20,211
Total	73,833

As of the Contraction Date, the term "Rentable Area of the Premises," as defined in Section 1.5 of the Lease, shall mean 73,833 square feet of Rentable Area, the term "Premises" shall mean the 73,833 square feet of space as more particularly described above, and the "Tenant’s Percentage Share," as defined in Section 1.7(b) of the Lease, for all purposes under the Lease shall mean 32.656 % Tenant acknowledges that its right to possess any of the Premises which are not part of the New Space shall terminate on the Contraction Date and, accordingly, Tenant agrees to remove all of its personal property from said premises and to surrender the Premises to Landlord in the condition as required by the terms and provisions of the Lease had the Lease terminated in accordance with its terms with respect to such surrendered space.

3.    Base Rental for the New Space; Adjustments and Reimbursements . Effective on the Contraction Date (that is, March 1, 2003), the Base Rental for the New Space (73,833 square feet) shall be as follows for the period of time indicated, subject to increase as hereinafter provided:

Period Effective	$/ RSF	Resulting Annual Base Rental	Resulting Monthly Base Rental
3/1/03-2/28/10	$19.00	$1,402,827.00	$116,902.25

Base Rental for the New Space shall be due and payable in equal monthly installments payable on or before the first day of each month during time period specified above. Effective on the Contraction Date, the "Base Year" for purposes of Paragraphs 1.7(c) and 4.2 of the Lease for the New Space shall be the year 2003. Commencing on January 1, 2004, the amount of the annual Base Rental specified in this Paragraph with respect to the New Space shall be increased at the end of each calendar year during the Lease Term for the following calendar year effective January 1 of said year by an amount equal to the product computed by multiplying the then in force annual Base Rental for the New Space for the immediately preceding calendar year times 1.03, such first rental increase to be reflected in the monthly Base Rental for the New Space due on January 1, 2004, and to be in the annual amount of $1,444,911.81. The amounts by which the Base Rental is increased pursuant to this Paragraph shall be deemed to thereafter be a part of "Base Rental" for all purposes whatsoever under this Lease and a part of the rent and consideration for this Lease and to be payable in a like manner to the initial amount of Base Rental for the New Space specified herein.

4.    [Intentionally Deleted]

5.    Possession; Tenant Improvements .

(a)    Tenant agrees to take and accept the New Space from Landlord in its present as-is condition and as suited for the use intended by Tenant, except for such improvements as may be expressly provided for in the Tenant Improvement Agreement attached hereto and made a part hereto as Exhibit "B" (the "Tenant Improvement Agreement"). Provided Tenant is not in default under the Lease, Landlord agrees to construct or install in the New Space the "Tenant Improvements," as defined in and to be constructed or installed pursuant to the provisions of said Tenant Improvement Agreement. It is understood that such "Tenant Improvements" shall consist of painting, wall cover, mill work and other finish items with respect to the portion of the Premises which remain after the Contraction Date and, with respect to the Conference Room only, shall consist of customary tenant improvements and shall be similar in size, finish and quality to the Existing Conference Room. Tenant agrees to comply with all the terms and provisions of the Tenant Improvement Agreement, including, without limitation, the obligation to pay, as additional rent, all amounts due Landlord under Paragraph 3 thereof according to the payment provisions contained in said Paragraph 3. No delay in delivery of the Tenant Improvements shall render the Lease void or voidable, nor shall Landlord be liable to Tenant for any loss or damages resulting there from. No such delay shall operate to relieve Tenant of Tenant’s obligations to Landlord as provided in the Lease, including, without limitation, the obligation to pay Base Rental.

(b)    Tenant acknowledges that a portion of the Tenant Improvements are to be constructed during Tenant’s occupancy of the New Space. With respect 1o those portions of the New Space located within the Premises, Tenant agrees to provide access to such space to Landlord in order to allow Landlord to undertake the Tenant Improvements and, in connection therewith, there shall not be any abatement of Base Rental or other sums due Landlord under the Lease as a result of Tenant’s inability to use all or any portion of the New Space during the period of such construction.

(c)    It shall be a condition to Landlord’s obligation to fund any of the "Landlord’s Allowance for Tenant Improvement Costs," as defined in the Tenant Improvement Agreement, that the cost for any such improvements to be paid for from the Landlord’s Allowance for Tenant Improvement Costs shall not exceed the aggregate sum of $16.00 per rentable square foot of the portion of the New Space (exclusive of the Conference Room) as to which such improvements are to be made, it being the intent of the parties hereto that Landlord’s Allowance for Tenant Improvement Costs shall be utilized by Tenant on a pro-rata basis throughout the New Space (exclusive of the Conference Room) and not utilized in such a fashion as to cause any portion or portions of the New Space (exclusive of the Conference Room) to be improved to a materially greater extent than other portions. Tenant’s rights under this Paragraph 5 and under the Tenant Improvement Agreement to have Landlord build out the Tenant Improvements is personal to Tenant and shall become null and void upon the occurrence of an assignment of the Lease or a sublet of all or any portion of the Premises. Further, as a condition to Tenant’s rights under this Paragraph 5 and the Tenant Improvement Agreement, Tenant shall be in occupancy of substantially all of the New Space.

(d)    Upon request of Landlord, within twenty (20) days after the New Space has been substantially completed in accordance with the Tenant Improvement Agreement, Tenant will execute and deliver to Landlord a Tenant Acceptance Agreement in the form attached to the Lease as Exhibit "C." The parties hereto acknowledge and agree that all of such Tenant Improvements are to be completed and paid for no later than March 1, 2004. Accordingly, if and to the extent any portion of the funds to be paid by Landlord pursuant to the Tenant Improvement Agreement have not been disbursed by March 1, 2004 (other than as a result of the default of Landlord), such unused funds shall be retained by Landlord and shall no longer be available for use by Tenant in accordance with the Tenant Improvement Agreement.

(e)    At Landlord’s expense, Landlord shall renovate the restrooms located on the 12th floor of the Building to a finish similar to the restrooms located on the other floors on the Building, such renovation to be completed on or about the date required for completion of the Tenant Improvements contemplated above in the New Space.

6.    Excused Rent . Provided Tenant is not then in default under this Lease, Landlord shall conditionally excuse the payment of all of the Base Rental due with respect to the Premises (under the Lease as modified by the First Amendment to Lease Agreement) for the five (5) month period commencing on the Contraction Date and ending on July 31, 2003. The sum of (i) aggregate amounts of Base Rental excused pursuant to the preceding sentence; (ii) the aggregate amounts of Base Rental excused pursuant to that certain Twelfth Amendment to Lease Agreement between Landlord and Tenant, dated of even date herewith (which provides for the excuse of payment of portions of Base Rental for the months of November and December 2002); and (iii) all credits applied by Tenant against the payment of Base Rental pursuant to Section 3.02(a) of the Tenant Improvement Agreement attached to this Lease as Exhibit B , are herein referred to, collectively, as the "Excused Rent." Upon any default by Tenant of any of its obligations under this Lease which require the payment of money or a default by Tenant under Paragraph 3.1 of this Lease (any such default is hereinafter referred to an "Excused Rent Default"), all provisions of this Lease pertaining to the excuse of payment by Landlord of any Excused Rent shall have no further force and effect and all of such Excused Rent which has been excused for periods prior to the date the Excused Rent Default occurs shall immediately thereafter become due and payable to Landlord in full. Landlord shall waive any rights to payment of Excused Rent if no Excused Rent Default has occurred as of the Expiration Date of this Lease. This Paragraph shall not be deemed to excuse payment of any additional rent or other charges due under this Lease except for the payment of Base Rental payable for the specific periods and in the specific amounts hereinabove described.

7.    Prior Renewal and Expansion Rights . Landlord and Tenant acknowledge and agree that any rights or options of Tenant to expand or enlarge the Premises provided in the Prior Lease have lapsed or have been deleted from the Lease by prior amendment and shall have no further force or effect, including, without limitation, Tenant’s rights of first offer contained in Paragraph 7 of the Amendment to Lease Agreement dated August 23, 1990, and Paragraph 4 of the Third Amendment to Lease Agreement dated August 28, 1992. Further, any rights or options of Tenant to renew or extend the Term of this Lease provided in the Prior Lease have lapsed or have been deleted from the Lease by prior amendment and shall have no further force or effect, including, without limitation, Tenant’s renewal option contained in Paragraph 6 of tile Amendment to Lease Agreement dated August 23, 1990.

8.    Renewal Option . Provided this Lease is then in full force and effect, that Tenant is not in default under this Lease and has not assigned or sublet any portion of the Premises either at the time of the exercise of this renewal option or at the time of the commencement of the Renewal Term, Tenant shall have the right to renew the Lease for one (1) renewal term of five (5) years (the "Renewal Term") upon the following terms and conditions:

(a)    The option for the Renewal Term shall be exercised in writing not more than fifteen (15) months and not less than twelve (12) months prior to the Expiration Date of the Lease Term;

(b)    The Base Rental for the Renewal Term shall be the then-prevailing market rental rate (as of the date of exercise of said option) on a per square foot basis for the Building for tenants with a 5 year Lease Term, including any allowances for tenant improvements or other "moving" concessions to the extent such allowances or concessions are then being offered by Landlord for the Building. Within ten (10) days after Landlord’s receipt of Tenant's written notice of exercise of this Renewal Option, Landlord shall notify Tenant of the Base Rental for the Renewal Term. Tenant shall have ten (10) days after receipt of such notice from Landlord to respond as to whether or not Tenant desires to rescind its exercise of this Renewal Option. If Tenant elects to rescind its exercise of this Renewal Option or fails to respond within such ten (10) day period, then Tenant’s notice of exercise of this Renewal Option shall be deemed rescinded and this Renewal Option shall automatically terminate and be of no further force or effect. If Tenant elects to exercise this Renewal Option, the "Base Rental" for the Renewal Term for purposes of Paragraph 1.1 of the Lease shall be an amount equal to the Base Rental set forth in Landlord’s notice as set forth above and shall be subject to adjustment pursuant to Paragraph 3 of these Special Stipulations. Except as expressly set forth to the contrary in this Agreement, all other terms of the Lease, except for Paragraphs 5, 6, 8 and 9 of these Special Stipulations, thereof shall apply to the Renewal Term. The "Base Year" with respect to the Renewal Term, for purposes of Paragraph 1.7(c) of the Lease, shall be the calendar year during which the Renewal Term commences. Within thirty (30) days after the commencement of the Renewal Term, Landlord and Tenant shall enter into a written amendment to this Lease setting forth the new Expiration Date of the Lease and the Base Rental in effect during the Renewal Term. This Renewal Option is personal to Tenant and shall become null and void upon the occurrence of an assignment of this Lease or a sublet of all or any portion of the Premises, either with or without the consent of Landlord. Further, as a condition to Tenant’s right to exercise this Renewal Option, Tenant shall be in occupancy of all of the Premises.

9.    Right of First Opportunity - 2005 . Until March 1, 2005, and provided the Lease is then in full force and effect and that Tenant is not in default under the Lease and has not assigned or sublet any portion of the Premises, either at the time of Tenant’s election to lease the First Opportunity Space or as of the commencement of this Lease as it relates to the First Opportunity Space, Tenant shall have a right of first opportunity(the "Right of First Opportunity") to lease all (but not less than all, except as provided in subparagraph 8(b), below) of the approximately 10,405 rentable square feet on the 9th floor of the Building, shown as the "First Opportunity Space" on Exhibit "B-l" hereto (collectively, the "First Opportunity Space"), in its then as-is condition, on the following terms and conditions:

(a)    Should Landlord, prior to March 1, 2005, receive interest in leasing all or any portion of the First Opportunity Space on the 9th floor from a bona fide third party prospect, Landlord shall notify Tenant thereof in writing, which notice shall set forth, as the Base Rental for such First Opportunity Space, the then-escalated Base Rental rate on a per square foot basis as then in effect under the Lease with respect to the Premises, with the same allowance for tenant improvements as provided by Landlord to Tenant hereunder with respect to the Premises multiplied by a fraction, the numerator of which is the number of months in the remaining Lease Term for said First Opportunity Space and the denominator is 84.

(b)    Tenant shall have five (5) business days after receipt of Landlord’s notice to respond in writing to Landlord as to whether or not Tenant desires to lease the entire First Opportunity Space at the Base Rental and allowance for tenant improvements stated by Landlord in its written notice (such written response by Tenant is hereinafter referred to as a "Tenant Response"). Alternatively, within such five (5) business day period, Tenant may elect in its Tenant Response to lease a portion of the First Opportunity Space at the Base Rental and allowance for tenant improvement stated by Landlord in its written notice subject, however, to Landlord’s determination (in its sole discretion) that the remainder of the First Opportunity Space would be marketable by Landlord to others. Without limiting the generality of the foregoing, the remainder of the First Opportunity Space shall, in any event, contain no less than 3,000 square feet of rentable area and shall have direct exposure onto the elevator lobby area to be considered "marketable." In the event Tenant desires to lease less than the entire First Opportunity Space, then Tenant shall, in its Tenant Response, designate the area of the First Opportunity Space so desired to be leased by Tenant and Landlord shall then have five (5) business days after its receipt of the Tenant Response to notify Tenant in writing of its determination as to whether the remaining portion of the First Opportunity Space is marketable. In the event Landlord has determined that such remaining space is not marketable, then, within three (3) business days after Tenant's receipt of such determination from Landlord, Tenant shall have the right to elect in writing to lease all of the First Opportunity Space or to cancel its prior Tenant Response. If Tenant elects not to lease such First Opportunity Space, Tenant’s Tenant Response is cancelled as hereinabove provided, or Tenant fails to respond within either of such three (3) day or five (5) day periods, then this Right of First Opportunity shall automatically terminate and Tenant shall have no further right to lease such First Opportunity Space or any portion thereof pursuant to this Paragraph 9 or Paragraph 10 below; provided, however, that in the event that Landlord does not lease any portion or portions of such First Opportunity Space within six (6) months following the end of such five day period, then Tenant shall again have the Right of First Opportunity as to any subsequent leasing or offer to lease by Landlord of such unleased portions of such First Opportunity Space pursuant to the terms herein provided; otherwise Tenant shall have no further right to lease such First Opportunity Space or any portion thereof pursuant to this Paragraph 9 or Paragraph 10 below. In the event Tenant has elected to lease a portion of such First Opportunity Space as hereinabove provided and Landlord has determined that the remainder of such First Opportunity Space is marketable, then all of the remaining terms and provisions of this Paragraph 9 shall be applicable to the leasing of such First Opportunity Space by Tenant and Tenant shall continue to have the right to lease all (but not less than all) of the remainder of the First Opportunity Space pursuant to this Paragraph 9 or Paragraph 10, below, except that such remaining right shall not include the right to lease a portion of such remaining space pursuant to this subparagraph 8(b).

(c)    If Tenant elects to lease such First Opportunity Space, the "Base Rental" for such First Opportunity Space, for purposes of Paragraph 1.1 of this Lease, shall be an amount equal to the Base Rental set forth in Landlord's notice as set forth above, and shall be subject to the annual 1.03 adjustment pursuant to Paragraph 4.2 of this Lease. Base Rental for the First Opportunity Space shall commence on the earlier to occur of (i) thirty (30) days after Tenant’s notice of election to lease such First Opportunity Space, or (ii) the date Tenant first occupies such First Opportunity Space. Except as expressly set forth to the contract in the Lease, from and after the date Tenant is required to pay Base Rental hereunder with respect to such First Opportunity Space, all other terms and conditions of the Lease, except for Paragraphs 5 and 6 of these Special Stipulations, shall apply to such First Opportunity Space and such First Opportunity Space shall be deemed to be a part of the Premises for the remainder of the Term of the Lease.

(d)    Tenant’s right to lease the First Opportunity Space pursuant to this Paragraph is and shall at all times be subject and subordinate to the rights of other tenants currently in effect with respect to such space, whether exercised or unexercised. This Right of First Opportunity is personal to Tenant and shall become null and void upon the occurrence of an assignment of this Lease or a sublet of all or any portion of the Premises. Further, as a condition to Tenant’s right to lease the First Opportunity Space, Tenant shall be in occupancy of all of the Premises.

(e)    Within thirty (30) days after the commencement of Base Rental for all or any portion of the First Opportunity Space as set forth above, Landlord and Tenant shall enter into a written amendment to this Lease setting forth the commencement date of Base Rental for such space, the location and square footage of such space, the annual rent for such space and the increased "Tenant’s Percentage Share" for purposes of Paragraph 1.7(b) of the Lease. The "Base Year" with respect to all or any portion of the First Opportunity Space, for purposes of Paragraph 1.7(c) of the Lease, shall be the year 2003.

10.    Second Right of First Opportunity - 2007 . After March 1, 2005 and until March 1, 2007, and provided the Lease and this Paragraph I0 are then in full force and effect and that Tenant is not in default under the Lease and has not assigned or sublet any portion of the Premises, either at the time of Tenant’s election to lease the First Opportunity Space or as of the commencement of this Lease as it relates to the First Opportunity Space, Tenant shall have a right of first opportunity (the "Second Right of First Opportunity") to lease all (but not less than all, except as provided in subparagraph 9(b), below) of the First Opportunity Space on the 9th floor, in its then as-is condition, on the following terms and conditions:

(a)    Should Landlord, after March 1, 2005 and prior to March 1, 2007, receive interest in leasing all or any portion of the First Opportunity Space on the 9th floor from a bona fide third party prospect, Landlord shall notify Tenant thereof in writing, which notice shall set forth, as the Base Rental for such First Opportunity Space, the then-prevailing rental rate on a per square foot basis as then announced by Landlord for the Building, with such allowance for tenant improvements as are then being provided by Landlord to other expanding tenants in the Building with space comparable to the Premises, but reduced (as in subparagraph 8(a), above), to reflect the number of years remaining in the Lease Term with respect to the First Opportunity Space.

(b)    Tenant shall have five (5) business days after receipt of Landlord’s notice to respond as to whether or not Tenant desires to lease the entire First Opportunity Space at the Base Rental and allowance for tenant improvements stated by Landlord in its written notice (such written response by Tenant is hereinafter referred to as a "Tenant Response"). Alternatively, within such five (5) business day period, Tenant may elect in its Tenant Response to lease a portion of the First Opportunity Space at the Base Rental and allowance for tenant improvements stated by Landlord in its written notice subject, however, to Landlord’s determination (in its sole discretion) that the remainder of the First Opportunity Space would be marketable by Landlord to others. Without limiting the generality of the foregoing, the remainder of the First Opportunity Space on the 9th floor shall, in any event, contain no less than 3,000 square feet of rentable area and shall have direct exposure onto the elevator lobby area to be considered "marketable." In the event Tenant desires to lease less than the entire First Opportunity Space, then Tenant shall, in its Tenant Response, designate the area of the First Opportunity Space so desired to be leased by Tenant and Landlord shall then have five (5) business days after its receipt of the Tenant Response to notify Tenant in writing of its determination as to whether the remaining portion of the First Opportunity Space is marketable. In the event Landlord has determined that such remaining space is not marketable, then, within three (3) business days after Tenant’s receipt of such determination from Landlord, Tenant shall have the right to elect in writing to lease all of the First Opportunity Space or to cancel its prior Tenant Response. If Tenant elects not to lease such First Opportunity Space, Tenant's Tenant Response is cancelled as hereinabove provided, or Tenant fails to respond within either of such three (3) day or five (5) day periods, then this Second Right of First Opportunity shall automatically terminate as to such floor and Tenant shall have no further right to lease such First Opportunity Space or any portion thereof; provided, however, that in the event that Landlord does not lease any portion or portions of such First Opportunity Space within six (6) months following the end of such five-day period, then Tenant shall again have the Second Right of First Opportunity as to any subsequent leasing or offer to lease by Landlord of such unleased portions of such First Opportunity Space pursuant to the terms herein provided; otherwise Tenant shall have no further right to lease such First Opportunity Space or any portion thereof. In the event Tenant has elected to lease a portion of such First Opportunity Space as hereinabove provided and Landlord has determined that the remainder of such First Opportunity Space is marketable, then all of the remaining terms and provisions of this Paragraph 10 shall be applicable to the leasing of such First Opportunity Space by Tenant and Tenant shall continue to have the right to lease all (but not less than all) of the remainder of the First Opportunity Space pursuant to this Paragraph 10, except that such remaining right shall not include the right to lease a portion of such remaining space pursuant to this subparagraph 10(b).

(c)    If Tenant elects to lease such First Opportunity Space, the "Base Rental" for such First Opportunity Space, for purposes of Paragraph 1.1 of this Lease, shall be an amount equal to the Base Rental set forth in Landlord's notice as set forth above, and shall be subject to the annual 1.03 adjustment pursuant to Paragraph 4.2 of this Lease. Base Rental for the First Opportunity Space shall commence on the earlier to occur of (i) thirty (30) days after Tenant's notice of election to lease the First Opportunity Space, or (ii) the date Tenant first occupies such First Opportunity Space. Except as expressly set forth to the contrary in the Lease, from and after the date Tenant is required to pay Base Rental hereunder with respect to First Opportunity Space, all other terms and conditions of the Lease, except for Paragraphs 5 and 6 of these Special Stipulations, shall apply to such First Opportunity Space and such First Opportunity Space shall be deemed to be a part of the Premises for the remainder of the Term of the Lease.

(d)    Tenant’s right to lease the First Opportunity Space pursuant to this Paragraph is and shall at all times be subject and subordinate to the rights of other tenants currently in effect with respect to such space, whether exercised or unexercised. This Second Right of First Opportunity is personal to Tenant and shall become null and void upon the occurrence of an assignment of this Lease or a sublet of all or any portion of the Premises. Further, as a condition to Tenant’s right to lease the First Opportunity Space, Tenant shall be in occupancy of substantially all of the Premises.

(e)    Within thirty (30) days after the commencement of Base Rental for all or any portion of the First Opportunity Space as set forth above, Landlord and Tenant shall enter into a written amendment to this Lease setting forth the commencement date of Base Rental for such space, the location and square footage of such space, the annual rent for such space and the increased "Tenant’s Percentage Share" for purposes of Paragraph 1.7(b) of the Lease. The "Base Year" with respect to all or any portion of the First Opportunity Space, for purposes of Paragraph 1.7(c) of the Lease, shall be the calendar year during which Base Rental for such space shall commence.

11.    Reserved Parking . Tenant shall have the right to use eight (8) reserved parking spaces currently marked on the lower level of the parking deck of the Building free of charge during the Term of the Lease.

12.    Emergency Power Generation . Landlord has installed an emergency power generation system in the Building to serve the electrical systems of the tenth and eleventh floors of the Building. Tenant shall have the use of such emergency power system during the term of the Lease, but such emergency power system shall remain the property of Landlord. Landlord shall, in addition, connect the phone switch serving the Premises to the existing emergency power generation system in the Building.

13.    Prior Tenant Improvements . To Landlord’s knowledge and belief, the equipment and other improvements listed herein below ("Prior Tenant Improvements") were placed on the tenth (10th) floor of Premises by a prior tenant, and Landlord agrees that said Prior Tenant Improvements shall remain with the Premises for the term of this Lease and shall not be removed by Landlord except as so indicated below:

(a)    Computer Room Air Conditioner shall remain:

(i)    the main unit is a Data-floor-mounted unit that has a 120,000 BTU rating which is ventilated through the raised floor. Specifications have been furnished to Tenant;

(ii)    a roof-top compressor;

(iii)    an additional 3-ton unit is installed above the ceiling and below the deck;

(iv)    Halon system to remain; canister has been removed by Landlord;

(b)    Glass Entry Doors: these doors will be replaced by Landlord with double-glass entry doors with handles similar to those used on the entries of Harris, Hutchings, Fritz and Associates on the 3rd Floor and Hospital Corporation of America on the 6th Floor.

(c)    Intercom System: wiring to remain; intercom system has been removed by Landlord;

(d)    Raised Floor: will remain;

(e)    Wire Runs: computer and telephone wires to remain; telephone wiring to remain and to be dead ended by Landlord at the computer room.

14.    Signage . Landlord shall continue to include Tenant’s name on a monument sign which Landlord has constructed in front of the Building. Said monument signage rights are personal to Tenant and may not be assigned and shall automatically terminate upon any assignment of this Lease or at such time as Tenant shall have subleased 50% or more of the New Space. Provided Tenant is not in default under the Lease, Landlord shall provide (upon Tenant’s request, provided such request is submitted to Landlord, in writing, within the first six (6) months following the Effective Date), at Landlord's expense, in a location determined by Landlord (but, in any event, at or near the top of the Building and visible from 1-75), nonexclusive building signage identifying Tenant’s name. It shall be a condition to Landlord’s obligation to provide such signage that such signage meet all applicable governmental rules, codes and regulations. Such signage shall be consistent with Parkway Center’s signage requirements and shall be subject to Landlord’s prior approval as to size, design and other features. Landlord shall have the right, at its expense, to relocate such building signage from time to time. The aforesaid building signage rights are personal to Tenant and may not be assigned and shall automatically terminate upon any assignment of this Lease, at such time as Tenant shall have subleased 25% or more of the New Space, or upon the occurrence of an event of default under the Lease. Upon expiration of any of the aforesaid building signage rights, Landlord shall have the right to remove such sign(s) at Tenant's expense.

15.    Impairment of Use . Notwithstanding any provision contained in this Lease to the contrary, if any essential utilities or services Landlord provides to Tenant under the Lease are interrupted, and such interruption is within the reasonable control of Landlord, and such interruption continues for seven (7) consecutive business days after written notice of such interruption is given by Tenant to Landlord, and provided that such interruption is not the result of an act or omission of Tenant, its agents, contractors or employees or the act or omission of any public or private utility company, and if Tenant is unable (based upon reasonable commercial standards) to operate its business in the Premises, or any portion thereof, as a result of such interruption, then Tenant shall be entitled to an abatement of its obligations to make payments of Rent commencing on the eighth (8th) business day after such interruption and continuing until such time as the interruption ceases. Such abatement shall be in proportion to the amount of the Premises that are unusable by Tenant after such eighth (8th) business day. If such interruption within the reasonable control of Landlord shall continue for one hundred twenty (120) consecutive days and shall render unusable at least 50% of the Premises, Tenant may elect to terminate this Lease upon ten (10) days notice to Landlord; provided, however, that the election to termination shall be of no force and effect if prior to the expiration of said ten (10) day period the cause of such interruption shall have been removed by Landlord.

TENANT:

MATRIA HEALTHCARE, INC., a Delaware Corporation

Date: 11/12/03	By:	/s/
Parker H. Petit
Title Chairman and CEO

Attest:
Date: 11/12/03	By:	/s/ Roberta L. McCaw
Roberta L. McCaw
Title VP, Legal Counsel

                                    LANDLORD:

ATLANTA PARKWAY INVESTMENT GROUP, INC., a Delaware Corporation

Date: 12/11/03	By:	/s/
Paul C. Chapman
Title Executive Vice President